P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

For Immediate Release
Contact: Gail A. Gerono
412 787-6795

CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS

PITTSBURGH, PA - July 31, 2008 - Calgon Carbon Corporation (NYSE:CCC)
announced results for the second quarter ended June 30, 2008.

The company reported net income of $13.3 million for the second quarter of 2008, as compared to net income of $4.5 million for the second quarter of 2007. Net income for the second quarter of 2008 consisted of income from continuing operations of $9.8 million and income from discontinued operations of $3.5 million which represents the final adjustment to the sale price of the company’s charcoal business that was sold in the first quarter of 2006. On a fully diluted basis, net income per common share for the second quarter of 2008 was $0.25, consisting of $0.19 from continuing operations and $0.06 from discontinued operations. This compares with fully diluted net income per common share of $0.09 for the second quarter of 2007, all of which was from continuing operations.

Income from operations for the second quarter of 2008 was $16.1 million versus income from operations of $8.6 million for the comparable period in 2007.

Net sales for the second quarter of 2008, were $108.5 million versus second quarter 2007 sales of $88.4 million, an increase of 22.7%. Currency translation had a $3.5-million positive impact on sales for the second quarter of 2008 due to the strong Euro.

For the second quarter of 2008, sales of the Activated Carbon and Service segment increased by 27.5% versus the second quarter of 2007. The increase was primarily due to higher demand and pricing in the food, potable water, and environmental air treatment markets, and higher pricing in the environmental water treatment and industrial process markets. Equipment sales were comparable to the second quarter of 2007. A 19.6% decrease in consumer sales for the second quarter of 2008 was attributable to lower demand for the company’s PreZerve® products.

Net sales less the cost of products sold as a percentage of net sales for the second quarter of 2008 was 34.5% versus 32.7% for the second quarter of 2007. The increase was due primarily to higher pricing on certain activated carbon and service products.

Selling, administrative and research expenses for the second quarter of 2008 increased 7.8% versus the second quarter of 2007, principally due to higher employee-related costs which were partially offset by a decrease in bad debt expense. Selling, administrative and research expenses as a percentage of sales were 15.8% as compared to 18.0% for the second quarter of 2007.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net income for the six months ended June 30, 2008 was $24.1 million versus $6.5 million for the comparable period of 2007. Net income for the first half of 2008 included a non-recurring after-tax gain of $5.7 million from the settlement of a lawsuit and a non-recurring after-tax gain of $3.5 million related to the sale of the company’s charcoal business. Fully diluted net income per common share for the first half of 2008 was $0.47, which consisted of $0.40 from continuing operations and $0.07 from discontinued operations. Fully diluted net income per common share for the first half of 2007 was $0.14, all of which was from continuing operations.

Income from operations for the six months ended June 30, 2008 was $33.7 million as compared to income from operations of $13.5 million for the first half of 2007.

Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer said, “We are pleased with the results. Sales for the second quarter were the highest quarterly sales in our company’s 23-year history. Gross margin showed significant improvement - both year-over-year and sequentially. In addition, we made solid progress toward our strategic goal of reducing SG&A as a percentage of sales. These metrics reflect our continued success in obtaining higher value for our activated carbon products and services.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$108,476	$88,428	$198,807	$171,458

Cost of Products Sold	71,021	59,556	132,786	117,980

Depreciation and Amortization	4,199	4,331	8,125	8,592

Selling, Administrative & Research	17,154	15,916	33,445	31,350

Gain from AST Settlement	-	-	(9,250)	-

	92,374	79,803	165,106	157,922

Income from Operations	16,102	8,625	33,701	13,536

Interest Expense - Net	(779)	(1,010)	(1,618)	(2,158)

Other Expense - Net	(480)	(408)	(570)	(811)

Income From Continuing Operations Before Income Tax and	14,843	7,207	31,513	10,567
Equity in Income (Loss) from Equity Investments

Income Tax Provision	4,887	3,147	11,121	5,527

Income from Continuing Operations Before Equity in
Income (Loss) from Equity Investments	9,956	4,060	20,392	5,040

Equity in Income (Loss) from Equity Investments	(139)	402	299	1,456

Income from Continuing Operations	9,817	4,462	20,691	6,496

Income from Discontinued Operations	3,447	-	3,447	-

Net Income	$13,264	$4,462	$24,138	$6,496

Net Income per Common Share
Basic:
Income from Continuing Operations	$.24	$.11	$.51	$.16
Income from Discontinued Operations	$.09	$-	$.09	$-
Total	$.33	$.11	$.60	$.16

Diluted:
Income from Continuing Operations	$.19	$.09	$.40	$.14
Income from Discontinued Operations	$.06	$-	$.07	$-
Total	$.25	$.09	$.47	$.14

Weighted Average Shares
Outstanding (Thousands)
Basic	40,559	40,291	40,400	40,258

Diluted	52,025	47,745	51,891	45,807

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007

ASSETS

Current assets:

Cash and cash equivalents	$38,549	$30,304

Receivables	66,430	57,548

Inventories	86,729	81,280

Other current assets	23,227	20,546

Total current assets	214,935	189,678

Property, plant and equipment, net	112,260	105,512

Other assets	53,867	52,950

Total assets	$381,062	$348,140

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$1,600	$1,504

Current portion of long-term debt	65,744	62,507

Other current liabilities	55,317	55,750

Total current liabilities	122,661	119,761

Long-term debt	10,000	12,925

Other liabilities	41,668	43,205

Total liabilities	174,329	175,891

Total shareholders' equity	206,733	172,249

Total liabilities and shareholders' equity	$381,062	$348,140

Calgon Carbon Corporation

Segment Data:

Segment Sales	2Q08	2Q07	YTD 2008	YTD 2007

Activated Carbon and Service	95,284	74,723	172,182	143,406
Equipment	10,742	10,658	20,439	21,624
Consumer	2,450	3,047	6,186	6,428

Total Sales (thousands)	$108,476	$88,428	$198,807	$171,458

Segment
Operating Income (loss)*	2Q08	2Q07	YTD 2008	YTD 2007

Activated Carbon and Service	19,766	13,015	37,142	21,488
Equipment	519	(607)	3,962	(736)
Consumer	16	548	722	1,376

Income from Operations (thousands)	$20,301	$12,956	$41,826	$22,128

*Before depreciation and amortization